PLACEMENT AGENT AGREEMENT

This PLACEMENT AGENT AGREEMENT dated as of July 31, 2008 by and among Wells Fargo Investments, LLC, a Delaware limited liability company registered with the Securities and Exchange Commission as a broker-dealer (“Placement Agent”), Wells Fargo Multi-Strategy 100 Fund I, LLC (“Taxable Investor Fund”) and Wells Fargo Multi-Strategy 100 TEI Fund I, LLC (“TEI Fund”), each a Delaware limited liability company (each a “Company” and, collectively, the “Companies”).  Each capitalized term that is not otherwise defined in this Agreement has the meaning assigned to it in the Private Placement Memorandum (as it may from time to time be amended, the “Memorandum”) of the Companies.

W I T N E S S E T H:

WHEREAS, each Company has requested the Placement Agent to act as a placement agent for that Company for the private placement to qualified investors of units of limited liability company interests in that Company (each, a “Unit”); and

WHEREAS, the Placement Agent has indicated its willingness to act as a placement agent for each Company in the private placement of the Units;

NOW, THEREFORE, the parties agree as follows:

1.

Appointment as the Placement Agent.

(a)

Each Company hereby appoints the Placement Agent as the placement agent for soliciting subscription agreements (“Subscription Agreements”) for the purchase of the Units and acknowledges that the Placement Agent shall have the right to assist each Company in the placement of the Units during the term of this Agreement.

(b)

In soliciting Subscription Agreements for purchase of the Units in accordance with Section 1(a) hereof, the Placement Agent shall act only as agent for the Companies and not in a principal capacity. The Placement Agent shall make reasonable efforts to assist the Companies in obtaining performance by each prospective investor whose offer to purchase Units has been solicited by the Placement Agent.  In the absence of fraud, gross negligence or willful misconduct by the Placement Agent, the Placement Agent shall have no liability to the Companies in the event any such purchase is not consummated for any reason. The Placement Agent shall not have any obligation to purchase, as principal, Units under any circumstances.

(c)

Upon receipt of written or oral instructions from a Company, the Placement Agent will use its best efforts to solicit purchases of the Units as that Company and the Placement Agent shall agree upon from time to time during the term of this Agreement.  The Placement Agent shall forward each Subscription Agreement completed by a prospective investor in a Company to the Company’s administrator, PFPC, Inc., and Wells Fargo Alternative Asset Management, LLC, the Fund’s service agent, as delegate of the Board of Managers (“Board”) of that Company, shall have the right on behalf of such Company, in its sole and absolute discretion, to accept or reject any proposed purchase of Units, in whole or in part.

(d)

A Company may instruct the Placement Agent to suspend solicitation of purchases of Units at any time. Upon receipt of such instructions, the Placement Agent will forthwith suspend solicitations of Units until such time as that Company has advised the Placement Agent that solicitation of purchases may be resumed.

(e)

In connection with its solicitation of subscriptions for Units, the Placement Agent shall receive a placement fee (“Placement Fee”) in the amount of amount of 2.0% on the first $500,000 subscribed for in the Companies, 1.0% on the next $500,000 subscribed for in the Companies, and 0.50% on all subscriptions in the Companies over $1,000,000.  Such payment shall be made promptly as received by a Company.  The Placement Agent agrees that a Company may require the Placement Agent to waive the Placement Fee where the Placement Agent or one of its affiliates is acting as a fiduciary or agent for the investor, for all officers and employees of the Adviser or its affiliates and for investors in the Taxable Investor Fund or the TEI Fund who were investors in the Onshore Hedge Fund or the Offshore Hedge Fund, respectively, prior to their conversion into investment company structures that are registered unde r the Investment Company Act of 1940, as amended (“1940 Act”).

2.

Offers and Sales of the Units. The offer and sale of the Units are to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), provided by Section 4(2) thereof, which exempts transactions by an issuer not involving any public offering.  Offers and sales of the Units will be made in accordance with the general provisions of Rule 506 of Regulation D under the 1933 Act.  The Placement Agent and the Companies hereby establish the following procedures in connection with the offer and sale of the Units:

(a)

Offers and sales of the Units will be made only to purchasers that qualify as “accredited investors” (as defined in Rule 501 of Regulation D under the 1933 Act).  In addition, each investor in the TEI Fund must be either: (1) exempt from U.S. federal income taxation under the Code or (2) a non-“United States person” as defined in the Code.

(b)

The Units will be offered only by approaching prospective investors on an individual basis. The Units will not be offered or sold by any means of general solicitation or general advertising.

(c)

In acting as placement agent, neither the Placement Agent nor its employees or agents shall make any offer or sale of Units in a manner that would require the Units to be registered under the 1933 Act.  All activities by the Placement Agent and its employees and agents shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations adopted pursuant to the 1933 Act and the 1940 Act.

(d)

Members in a Company shall be prohibited from transferring the Units without the relevant Board’s express approval (which approval may be granted or denied in that Board’s sole and absolute discretion) and without compliance with the provisions of each Company’s LLC Agreement. The purpose of this prohibition is to ensure that Units are not resold or otherwise transferred and that no action is taken that might call into question the non-public offering character of the offer and sale of the Units.

(e)

The Placement Agent will make available to each purchaser or prospective purchaser of Units, a copy of the Memorandum, together with any supplements to the Memorandum that may have been prepared, which will describe, among other things, the Companies and the Units, material agreements of the Companies and risks and special considerations. The Placement Agent will provide each prospective investor in the Companies with a copy of the Memorandum prior to obtaining a Subscription Agreement from such prospective investor.  The Placement Agent will not make any written or oral representations to a prospective investor in a Company regarding the Company that is inconsistent with the Memorandum.

(f)

The Placement Agent shall not prepare any written materials to be submitted to prospective investors in the Companies, or distribute any such written materials prepared by others, without submitting such written materials to the Companies for their prior approval.

(g)

The Placement Agent shall not be liable or responsible to a Company for any losses, damages or liabilities suffered or incurred by the Company arising from or relating to any resale or transfer of any Units, except to the extent the Placement Agent has acted as agent or principal in connection therewith in violation of a Company’s transfer restrictions.

3.

Representations of the Placement Agent.  The Placement Agent represents to each Company that the Placement Agent will at all times during the term of this Agreement maintain its status as a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and registered or exempt from registration as such in the states and jurisdictions where the Units are offered or sold.

4.

Representations and Warranties of the Companies.  Each Company, for itself, represents and warrants to the Placement Agent that:

(a)

Each Company has been duly formed and is validly existing and in good standing under the laws of the jurisdiction in which it was formed, with power and authority to own its properties and conduct its business as described in the Memorandum.

(b)

Each Company shall be solely responsible for the contents of any disclosure documents used in the offering of the Units, and each Company represents, warrants and agrees that such document will not, as of the date of any offer or sale of the Units, contain any untrue statement of a material fact or omit any material fact necessary to assure that the statements made therein are not misleading, in the light of the circumstances under which they are made.  Each Company will provide the Placement Agent with any amendment or supplement to the Memorandum and will, at such time, provide a similar warranty as to the truth and completeness of such amendment or supplement.

5.

Limitation of Liabilities; Indemnification.

(a)

The Placement Agent and its directors, officers, members and employees (each, an “Indemnitee”) shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Companies in connection with the Placement Agent’s obligations and duties under this Agreement, except a loss resulting from fraud, willful misconduct or gross negligence in the performance of such obligations and duties.

(b)

Each Company as appropriate shall indemnify the Indemnitees against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such Indemnitee may be or may have been involved as a party or otherwise, or with which such Indemnitee may be or may have been threatened, arising out of Placement Agent’s performance of services pursuant to this Agreement, except to the extent such loss, claim, damage, liability, cost, or expense result from fraud, willful misconduct or gross negligence in the performance of the Placement Agent’s duties and obligations unde r this Agreement.

6.

Notices.  Unless otherwise indicated, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail (postage prepaid), or by telex, telecopier or telegram, and any such notice shall be effective when received at the address specified below:

If to the Placement Agent:

Wells Fargo Investments, LLC

333 Market Street, 29th Floor

San Francisco, CA 94105

If to a Company:

c/o Wells Fargo Alternative Asset Management, LLC

333 Market Street, 29th Floor

San Francisco, CA 94105

or at such other address as such party may designate from time to time by notice duly given in accordance with the terms of this Section 6 to the other party hereto.

7.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise applicable principles of conflict of laws.

8.

Amendment and Termination; Successors; Counterparts.

(a)

This Agreement shall become effective on the date first set forth above and shall remain in effect until terminated as provided herein.

(b)

This Agreement may be amended only by a written instrument executed by each party.

(c)

This Agreement may be terminated (i) by the Placement Agent, with respect to a Company or the Companies, at any time without penalty by giving 15 days’ written notice to the Company or Companies (which notice may be waived by the Company or Companies) or (ii) by a Company or the Companies, at any time without penalty upon 15 days’ written notice to the Placement Agent (which notice may be waived by the Placement Agent).

(d)

This Agreement shall be binding upon and inure exclusively to the benefit of the parties hereto and their respective permitted successors and assigns and the indemnified parties referred to in Section 5 hereof.  This Agreement may not be assigned by any party hereto absent the prior written consent of the other party.

9.

Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

10.

Severability of Provisions.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

WELLS FARGO MULTI-STRATEGY 100 MASTER FUND I, LLC

By: /s/ Daniel J. Rauchle

Name:___Daniel J. Rauchle__________

Title: ____President________________

WELLS FARGO MULTI-STRATEGY 100 TEI FUND I, LLC

By: /s/ Daniel J. Rauchle

Name:___Daniel J. Rauchle__________

Title: ____President________________

WELLS FARGO INVESTMENTS, LLC

By: /s/ Robert W. Franklin

Name:___Robert W. Franklin  __________

Title: ____Sr. Vice President_________